                                                  Free Writing Prospectus
                                                  Filed Pursuant to Rule 433
                                                  Registration No. 333-120522-06

                                                                  MORGAN STANLEY
--------------------------------------------------------------------------------
IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE

This material has been prepared for information purposes to support the
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not a research report and was not prepared by the Morgan Stanley research
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performance. Please see additional important information and qualifications at the end of this material.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with
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                                                                                                                    MORGAN STANLEY
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05/30/2006   18:20:25    CARVE Version 69.0   /u/dsouzad/deal/pwr12/red/pwr12.red.060524.carve
BSCMS            BSCMS           SERIES 2006-PWR12 **S&P/MOODYS ** RED     CLASS A4
------------------------------------------------------------------------------------------------------------------------------------

Class            A4               Settlement Date     06/21/2006  Coupon          5.00000               Cusip            N/A
Original Balance 873,250,000.00   Dated Date          06/01/2006  Delay           10                    Yield Table Date 05/30/2006
Current Balance  873,250,000.00   First Payment Date  07/11/2006  Lead Manager    Morgan Stanley & Co.  Yield Frequency  SemiAnnual
Credit Rating    AAA/Aaa          Next Payment Date   07/11/2006  Orig Deal Size  2,079,030,155.00      Yield Day Count  30/360
Market Desc      N/A              Payment Freq        Monthly     Num of Tranches 28
Factor           1.00000000       Interest Freq       Monthly     Deal Age        0

CONDITION                                                     ( _GROUP == 1 )
PREPAY                   CPR 0       (!YM) CPR 50 (!YM)   CPR 100     CPR 0     CPR 0    CPR 0   CPR 0    (!YM) CPR 50
DEFAULT                                                                         CDR 1    CDR 1   CDR 2.5  CDR 1.8
ADVANCES                                                                        YES      YES     YES      YES
RECV MNTH                                                                       12       12      12       12
RECV DISTR                                                                      100 1    100 1   100 1    100 1
LOSSES                                                                          0.25     0.5     0.4      0.4
BALL EXT                                                              24 MOS
PREPAY                                                                CPR 0
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PRICE / YIELD
------------------------------------------------------------------------------------------------------------------------------------
                       99.6433      5.9346     5.9347       5.9351       5.9313         5.9349        5.9347     5.9354       5.9352
                       99.7058      5.9260     5.9260       5.9264       5.9227         5.9262        5.9261     5.9265       5.9264
                       99.7683      5.9173     5.9174       5.9176       5.9141         5.9174        5.9174     5.9177       5.9176
                       99.8308      5.9087     5.9087       5.9089       5.9055         5.9087        5.9087     5.9088       5.9088
                       99.8933      5.9001     5.9001       5.9001       5.8970         5.9000        5.9000     5.8999       5.9000
                       99.9558      5.8914     5.8915       5.8914       5.8884         5.8912        5.8914     5.8910       5.8912
                       100.0183     5.8828     5.8829       5.8827       5.8799         5.8825        5.8827     5.8822       5.8824
                       100.0808     5.8742     5.8742       5.8739       5.8713         5.8738        5.8741     5.8733       5.8736
                       100.1433     5.8656     5.8656       5.8652       5.8628         5.8651        5.8654     5.8645       5.8649
                       100.2058     5.8570     5.8570       5.8565       5.8542         5.8564        5.8568     5.8556       5.8561
                       100.2683     5.8485     5.8484       5.8478       5.8457         5.8478        5.8482     5.8468       5.8473
                       100.3308     5.8399     5.8398       5.8391       5.8372         5.8391        5.8396     5.8380       5.8386
                       100.3933     5.8313     5.8313       5.8304       5.8287         5.8304        5.8310     5.8292       5.8298
                       100.4558     5.8227     5.8227       5.8217       5.8202         5.8217        5.8224     5.8204       5.8211
                       100.5183     5.8142     5.8141       5.8131       5.8117         5.8131        5.8138     5.8116       5.8124
                       100.5808     5.8056     5.8055       5.8044       5.8032         5.8044        5.8052     5.8028       5.8036
                       100.6433     5.7971     5.7970       5.7957       5.7947         5.7958        5.7966     5.7940       5.7949
                       100.7058     5.7886     5.7884       5.7871       5.7862         5.7872        5.7880     5.7852       5.7862
                       100.7683     5.7800     5.7799       5.7784       5.7777         5.7785        5.7794     5.7764       5.7775
                       100.8308     5.7715     5.7714       5.7698       5.7693         5.7699        5.7709     5.7676       5.7688
                       100.8933     5.7630     5.7628       5.7612       5.7608         5.7613        5.7623     5.7589       5.7601
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE LIFE                          9.75       9.73         9.58         9.84           9.61          9.69       9.41         9.51
FIRST PRIN                      12/11/2015 10/11/2015   09/11/2015     12/11/2015   08/11/2013    06/11/2014 04/11/2013   04/11/2013
LAST PRIN                       04/11/2016 04/11/2016   03/11/2016     06/11/2016   04/11/2016    05/11/2016 05/11/2016   04/11/2016
PAYMENT WINDOW                           5          7            7              7           33            24         38           37
MOD DURATION @ 100.2683               7.24       7.23         7.14           7.29         7.16          7.21       7.04         7.10
CUM WRITEDOWN                         0.00       0.00         0.00           0.00         0.00          0.00       0.00         0.00
PERCENT CUM WRITEDOWN                 0.00       0.00         0.00           0.00         0.00          0.00       0.00         0.00
USD SWAP SPREAD @ 100.2683              22         22           22             21           22            22         23           23

                                                                                                                         Page 1 of 3

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This material was not prepared by the research department. Please refer to important material. Morgan Stanley information and qualifications at the end of this

                                                                                                                    MORGAN STANLEY
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05/30/2006   18:20:25    CARVE Version 69.0   /u/dsouzad/deal/pwr12/red/pwr12.red.060524.carve
BSCMS            BSCMS           SERIES 2006-PWR12 **S&P/MOODYS ** RED     CLASS AM
------------------------------------------------------------------------------------------------------------------------------------

Class            AM              Settlement Date     06/21/2006 Coupon            -1.00000             Cusip              N/A
Original Balance 207,903,000.00  Dated Date          06/01/2006 Delay             10                   Yield Table Date   05/30/2006
Current Balance  207,903,000.00  First Payment Date  07/11/2006 Lead Manager      Morgan Stanley & Co. Yield Frequency    SemiAnnual
Credit Rating    AAA/Aaa         Next Payment Date   07/11/2006 Orig Deal Size    2,079,030,155.00     Yield Day Count    30/360
Market Desc      N/A             Payment Freq        Monthly    Num of Tranches   28
Factor           1.00000000      Interest Freq       Monthly    Deal Age          0

CONDITION                                                         ( _GROUP == 1 )
PREPAY                           CPR 0   (!YM) CPR 50 (!YM) CPR 100  CPR 0    CPR 0        CPR 0    CPR 0        (!YM) CPR 50
DEFAULT                                                                       CDR 1        CDR 1    CDR 2.5      CDR 1.8
ADVANCES                                                                      YES          YES      YES          YES
RECV MNTH                                                                     12           12       12           12
RECV DISTR                                                                    100 1        100 1    100 1        100 1
LOSSES                                                                        0.25         0.5      0.4          0.4
BALL EXT                                                             24 MOS
PREPAY                                                              CPR 0
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PRICE / YIELD
------------------------------------------------------------------------------------------------------------------------------------
                  99.3331       5.9775       5.9776       5.9781       5.9590       5.9776        5.9776       5.9777       5.9777
                  99.3956       5.9690       5.9690       5.9694       5.9509       5.9690        5.9690       5.9691       5.9691
                  99.4581       5.9604       5.9604       5.9608       5.9427       5.9604        5.9604       5.9605       5.9605
                  99.5206       5.9518       5.9519       5.9521       5.9346       5.9518        5.9518       5.9519       5.9519
                  99.5831       5.9432       5.9433       5.9435       5.9264       5.9433        5.9433       5.9434       5.9433
                  99.6456       5.9347       5.9347       5.9348       5.9183       5.9347        5.9347       5.9348       5.9348
                  99.7081       5.9261       5.9262       5.9262       5.9101       5.9261        5.9261       5.9263       5.9262
                  99.7706       5.9176       5.9176       5.9176       5.9020       5.9176        5.9176       5.9177       5.9177
                  99.8331       5.9090       5.9091       5.9090       5.8939       5.9090        5.9090       5.9092       5.9091
                  99.8956       5.9005       5.9005       5.9004       5.8857       5.9005        5.9005       5.9007       5.9006
                  99.9581       5.8920       5.8920       5.8918       5.8776       5.8920        5.8920       5.8921       5.8921
                  100.0206      5.8834       5.8835       5.8832       5.8695       5.8835        5.8835       5.8836       5.8835
                  100.0831      5.8749       5.8749       5.8746       5.8614       5.8749        5.8749       5.8751       5.8750
                  100.1456      5.8664       5.8664       5.8660       5.8533       5.8664        5.8664       5.8666       5.8665
                  100.2081      5.8579       5.8579       5.8574       5.8452       5.8579        5.8579       5.8581       5.8580
                  100.2706      5.8494       5.8494       5.8489       5.8372       5.8494        5.8494       5.8496       5.8495
                  100.3331      5.8409       5.8409       5.8403       5.8291       5.8409        5.8409       5.8411       5.8410
                  100.3956      5.8324       5.8324       5.8318       5.8210       5.8325        5.8325       5.8327       5.8326
                  100.4581      5.8240       5.8240       5.8232       5.8130       5.8240        5.8240       5.8242       5.8241
                  100.5206      5.8155       5.8155       5.8147       5.8049       5.8155        5.8155       5.8157       5.8156
                  100.5831      5.8070       5.8070       5.8061       5.7969       5.8071        5.8071       5.8073       5.8071
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE LIFE                      9.89         9.88         9.78         10.61        9.89          9.89         9.90         9.89
FIRST PRIN                  05/11/2016   04/11/2016   03/11/2016   06/11/2016   05/11/2016    05/11/2016   05/11/2016   05/11/2016
LAST PRIN                   05/11/2016   05/11/2016   04/11/2016   02/11/2018   05/11/2016    05/11/2016   06/11/2016   05/11/2016
PAYMENT WINDOW                       1            2            2            21           1             1            2            1
MOD DURATION @ 99.9581            7.31         7.31         7.25         7.69         7.31          7.31         7.31         7.31
CUM WRITEDOWN                     0.00         0.00         0.00         0.00         0.00          0.00         0.00         0.00
PERCENT CUM WRITEDOWN             0.00         0.00         0.00         0.00         0.00          0.00         0.00         0.00
USD SWAP SPREAD @ 99.9581           26           26           26           23           26            26           26           26

                                                                                                                        Page 2 of 3

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This material was not prepared by research department. Please refer to important information and the Morgan Stanley qualifications at the end of this material.

                                                                                                                    MORGAN STANLEY
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05/30/2006   18:20:25    CARVE Version 69.0   /u/dsouzad/deal/pwr12/red/pwr12.red.060524.carve
BSCMS            BSCMS           SERIES 2006-PWR12 **S&P/MOODYS ** RED     CLASS AJ
------------------------------------------------------------------------------------------------------------------------------------

Class             AJ              Settlement Date     06/21/2006  Coupon          -1.0000              Cusip              N/A
Original Balance  161,124,000.00  Dated Date          06/01/2006  Delay           10                   Yield Table Date   05/30/2006
Current Balance   161,124,000.00  First Payment Date  07/11/2006  Lead Manager    Morgan Stanley & Co. Yield Frequency    SemiAnnual
Credit Rating     AAA/Aaa         Next Payment Date   07/11/2006  Orig Deal Size  2,079,030,155.00     Yield Day Count    30/360
Market Desc       N/A             Payment Freq        Monthly     Num of Tranches 28
Factor            1.00000000      Interest Freq       Monthly     Deal Age        0

CONDITION                                                    ( _GROUP == 1 )

PREPAY                     CPR 0     (!YM) CPR 50 (!YM) CPR 100 CPR 0       CPR 0      CPR 0      CPR 0      (!YM) CPR 50
DEFAULT                                                                     CDR 1      CDR 1      CDR 2.5    CDR 1.8
ADVANCES                                                                    YES        YES        YES        YES
RECV MNTH                                                                   12         12         12         12
RECV DISTR                                                                  100 1      100 1      100 1      100 1
LOSSES                                                                      0.25       0.5        0.4        0.4
BALL EXT                                                         24 MOS
PREPAY                                                           CPR 0
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PRICE / YIELD
------------------------------------------------------------------------------------------------------------------------------------
                   99.1095       6.0087       6.0086         6.0090      5.9641         6.0088       6.0089       6.0090     6.0089
                   99.1720       6.0001       6.0000         6.0004      5.9565         6.0002       6.0004       6.0005     6.0003
                   99.2345       5.9916       5.9914         5.9917      5.9489         5.9916       5.9918       5.9919     5.9917
                   99.2970       5.9830       5.9828         5.9831      5.9413         5.9831       5.9833       5.9834     5.9832
                   99.3595       5.9744       5.9742         5.9744      5.9337         5.9745       5.9747       5.9748     5.9746
                   99.4220       5.9659       5.9657         5.9658      5.9261         5.9660       5.9662       5.9663     5.9661
                   99.4845       5.9573       5.9571         5.9571      5.9185         5.9574       5.9577       5.9578     5.9575
                   99.5470       5.9488       5.9485         5.9485      5.9109         5.9489       5.9491       5.9493     5.9490
                   99.6095       5.9402       5.9400         5.9399      5.9033         5.9403       5.9406       5.9407     5.9405
                   99.6720       5.9317       5.9314         5.9313      5.8958         5.9318       5.9321       5.9322     5.9320
                   99.7345       5.9232       5.9229         5.9227      5.8882         5.9233       5.9236       5.9237     5.9234
                   99.7970       5.9147       5.9144         5.9141      5.8806         5.9148       5.9151       5.9152     5.9149
                   99.8595       5.9062       5.9059         5.9055      5.8731         5.9063       5.9066       5.9068     5.9064
                   99.9220       5.8977       5.8973         5.8969      5.8655         5.8978       5.8981       5.8983     5.8979
                   99.9845       5.8892       5.8888         5.8883      5.8580         5.8893       5.8896       5.8898     5.8895
                   100.0470      5.8807       5.8803         5.8797      5.8505         5.8808       5.8812       5.8813     5.8810
                   100.1095      5.8722       5.8718         5.8712      5.8429         5.8723       5.8727       5.8729     5.8725
                   100.1720      5.8637       5.8633         5.8626      5.8354         5.8639       5.8643       5.8644     5.8640
                   100.2345      5.8553       5.8549         5.8541      5.8279         5.8554       5.8558       5.8560     5.8556
                   100.2970      5.8468       5.8464         5.8455      5.8204         5.8469       5.8474       5.8475     5.8471
                   100.3595      5.8384       5.8379         5.8370      5.8129         5.8385       5.8389       5.8391     5.8387
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AVERAGE LIFE                       9.94         9.91           9.81       11.73           9.94         9.96         9.97       9.95
FIRST PRIN                   05/11/2016   05/11/2016     04/11/2016  02/11/2018     05/11/2016   05/11/2016   06/11/2016  05/11/2016
LAST PRIN                    06/11/2016   06/11/2016     04/11/2016  04/11/2018     06/11/2016   06/11/20160   6/11/2016  06/11/2016
PAYMENT WINDOW                        2            2              1           3              2            2            1          2
MOD DURATION @ 99.7345             7.33         7.32           7.26        8.26           7.34         7.35         7.35       7.34
CUM WRITEDOWN                      0.00         0.00           0.00        0.00           0.00         0.00         0.00       0.00
PERCENT CUM WRITEDOWN              0.00         0.00           0.00        0.00           0.00         0.00         0.00       0.00
USD SWAP SPREAD @ 99.7345            29           29             29          21             29           29           29         29

                                                                                                                         Page 3 of 3

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This material was not prepared by research department. Please refer to important information and the Morgan Stanley qualifications at the end of this material.

                                                                  MORGAN STANLEY

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